Exhibit 99.1

Cell Therapeutics Reports Third Quarter 2013 Financial Results

- Conference call scheduled today at 4:30 p.m. Eastern time -

SEATTLE, October 30, 2013 - Cell Therapeutics, Inc. (CTI) (NASDAQ and MTA: CTIC) today reported financial results for the third quarter and nine months ended September 30, 2013.

“We recently achieved an important clinical milestone in our pacritinib development program, having reached agreement with the FDA on a Special Protocol Assessment (SPA) for the planned pivotal Phase 3 PERSIST-2 clinical trial of pacritinib for patients with myelofibrosis who have low platelet counts,” said James Bianco, M.D., President and CEO of CTI. “With the SPA in place, we expect to initiate this trial in the fourth quarter of 2013 and anticipate completing enrollment in approximately 12 months. We continue to make progress with the reimbursement process for PIXVURI in the European Union and are focused on educating physicians on the unmet medical need and building brand awareness for PIXUVRI as a third- and fourth-line treatment option among physicians in countries where PIXUVRI is currently available.”

Third Quarter 2013 and Recent Highlights

PIXUVRI® (pixantrone) Commercial:	Market Access Granted in France and Italy

•	Reported that the Company was granted market access by the Transparency Commission of the French National Health Authority in France and by the Italian Medicines Agency (AIFA) in Italy for PIXUVRI as a monotherapy for the treatment of adult patients with multiply relapsed or refractory aggressive B-cell NHL (patients with aggressive B-cell NHL who failed 2 or 3 prior lines of therapy).

Research and Development: Reached SPA Agreement with FDA for PERSIST-2 Clinical Trial

•	Reached agreement with the U.S. Food and Drug Administration (FDA) on a SPA for the planned pivotal Phase 3 clinical trial, known as PERSIST-2, evaluating pacritinib compared to best available therapy, including approved JAK2 inhibitors such as ruxolitinib, in patients with myelofibrosis whose platelet counts are <100,000/µL. The PERSIST-2 trial is the second of two planned Phase 3 clinical trials of pacritinib in patients with myelofibrosis. CTI expects to initiate PERSIST-2 in the fourth quarter of 2013.

Corporate: Expanded CTI’s Scientific Advisory Board and Raised Approximately $15 million in Financing.

•	Added three leaders in the research and development of new treatments for blood-related cancers to CTI’s recently formed Scientific Advisory Board (SAB): Alan List, M.D., President and CEO of Moffitt Cancer Center; Ross Levine, M.D., Associate Attending Physician at Memorial Sloan-Kettering Cancer Center; and Brian Druker, M.D., Director of the Knight Cancer Institute at Oregon Health & Science University. CTI’s SAB is chaired by Daniel Von Hoff, M.D., F.A.C.P.

•	Completed registered direct offering without an underwriter or placement agent for net proceeds of approximately $14.8 million.

Third Quarter 2013 Financial Results

Total revenues for the third quarter and the nine months ended September 30, 2013 were $0.4 million and $1.8 million, respectively. The revenues were solely attributable to net product sales of PIXUVRI. CTI sells PIXUVRI directly to health care providers and through a limited number of wholesale distributors in the E.U. CTI generally records product sales upon receipt of the product by the health care provider or distributor, net of distributor discounts, estimated government-mandated discounts and rebates, and estimated product returns. Any future revenues are dependent on market acceptance of PIXUVRI, the reimbursement decisions made by governmental authorities in each country where PIXUVRI is available for sale and other factors.

Loss from operations for the third quarter of 2013 was $15.6 million, compared to $15.1 million for the same period in 2012. For the first nine months of 2013, loss from operations was $51.9 million compared to $82.6 million for the same period in 2012. The amount recorded for the nine months ended September 30, 2012 included a $29.1 million expense for acquired in-process research and development related to the acquisition of pacritinib from S*BIO Pte Ltd. Non-cash, share-based compensation expense for the third quarter and first nine months of 2013 was $1.9 million and $6.3 million, respectively, compared to $1.0 million and $6.1 million for the same periods in 2012.

The net loss for the third quarter of 2013 was $22.4 million, or ($0.20) per share, compared to $20.2 million, or ($0.38) per share, for the same period in 2012. For the first nine months of 2013, net loss was $59.8 million, or ($0.55) per share, compared to $96.2 million, or ($2.12), per share for the same period in 2012.

As of September 30, 2013, CTI’s cash and cash equivalents totaled $27.2 million.

Financial Guidance for 2013

CTI reaffirms prior financial guidance that, for 2013, loss from operations excluding non-cash, share-based compensation expense, which is a non-GAAP measure, is expected to be approximately $60 to $65 million. Year-to-date for the nine month period ended September 30, 2013, loss from operations, excluding non-cash share-based compensation expense, which is a non-GAAP measure, was $45.5 million. For more information regarding CTI’s use of these non-GAAP measures and a reconciliation of non-GAAP loss from operations excluding non-cash share-based compensation expense to loss from operations for the nine months ended September 30, 2013, please refer to the section below entitled “Non-GAAP Financial Measures”.

Actual financial results for 2013 will vary based upon many factors, including the degree of market acceptance and determination of reimbursement rates for PIXUVRI in the E.U., the rate of patient enrollment in pacritinib clinical trials that are ongoing and planned for initiation in 2013 and other factors described in our filings with the Securities and Exchange Commission.

Information required by CONSOB pursuant to section 114, paragraph 5, of the Italian Legislative Decree no. 58/98

Report on possible failure to comply with covenants

To the knowledge of CTI’s management, CTI and its Groups are in compliance with all covenants, negative pledges and other provisions concerning long-term debt.

Business and financial plan

CTI’s business strategy is to become a leader in the acquisition, development and commercialization of less toxic and more effective ways to treat cancer. CTI’s goal is to build a profitable company by generating income from products that CTI develops and commercializes, either alone or with one or more potential strategic partners. An update on the key elements of CTI’s business strategy is below.

Successfully Commercialize PIXUVRI

As of this CONSOB quarterly update, CTI’s product, PIXUVRI, is available in Austria, Denmark, Finland, Germany, Netherlands, Norway, Sweden and the United Kingdom and had been granted market access in Italy and France. CTI has established a commercial organization, including sales, marketing, supply chain management, and reimbursement capabilities to commercialize PIXUVRI in the E.U. PIXUVRI is not approved in the United States (U.S.).

In almost all European markets, pricing and availability of prescription pharmaceuticals are subject to governmental control. Decisions by governmental authorities will impact the price and market acceptance of PIXUVRI. Accordingly, any future revenues are dependent on market acceptance of PIXUVRI, the reimbursement decisions made by the governmental authorities in each country where PIXUVRI is available for sale and other factors. We are actively pursuing pricing and reimbursement discussions for PIXUVRI with authorities in Germany and the United Kingdom, the status of which is as follows:

Germany: In May 2013, the Federal Joint Committee, or G-BA, the ultimate authority in determining reimbursement for drugs in Germany, reported that additional benefit could not be determined for PIXUVRI versus the comparator therapies assigned by the G-BA under Germany’s AMNOG law. The determination reflected the absence of a comparator under AMNOG law specifically for this stage of aggressive NHL, because prior to the approval of PIXUVRI in the E.U., there was no therapy specifically approved for this stage of aggressive NHL. The G-BA also decided that the prescribability for PIXUVRI should be limited to hematologists and oncologists. We were referred to the GKV-SV, the Federal Association of Statutory Health Insurance Funds, for negotiations, and are currently negotiating the price of PIXUVRI with the GKV-SV.

United Kingdom: In July 2013, the United Kingdom’s (UK) Department of Health approved CTI’s patient access scheme relating to PIXUVRI. A patient access scheme is a plan that involves innovative pricing agreements designed to improve cost effectiveness and facilitate patient access to specific drugs or other technologies. In October 2013, the National Institute for Health and Care Excellence (NICE), a non-departmental public body of the Department of Health in the UK, issued third draft guidance on PIXUVRI. NICE’s independent Appraisal Committee met on September 11, 2013, to consider the cost effectiveness of PIXUVRI taking into consideration our initial patient access scheme. The result is a second appraisal consultation document, or ACD, whereby the Committee concluded that this scheme does not overcome the uncertainties in the evidence for PIXUVRI’s clinical effectiveness and once again requests that consultees, including CTI, healthcare professionals and members of the public, comment on the draft guidance via the NICE website. The ACD consultation will close on November 4, 2013, and any comments received will be considered by the NICE appraisal committee to enable them to develop the next stage of guidance. It should be noted that this is not NICE’s final guidance on PIXUVRI and that a third Appraisal Committee meeting is expected to be held on November 13, 2013, where subject to approval, we hope the Committee will consider an ‘enhanced’ patient access scheme to demonstrate the cost effectiveness of PIXUVRI for use by the NHS in the UK.

Develop Pacritinib in Myelofibrosis

CTI’s lead development candidate, pacritinib, is an oral JAK2/FLT3 inhibitor that demonstrated meaningful clinical benefit and good tolerability in myelofibrosis patients in Phase 2 clinical trials. In January 2013, CTI initiated the first of two planned Phase 3 clinical trials in patients with myelofibrosis. PERSIST-1 is a multicenter, randomized, controlled Phase 3 trial comparing the efficacy and safety of pacritinib with that of best available therapy, excluding JAK inhibitors, in patients with myelofibrosis. CTI is currently enrolling patients in this study.

In October 2013, we reached agreement with the FDA on a Special Protocol Assessment, or SPA, for the PERSIST-2 pivotal Phase 3 clinical trial. A SPA is a written agreement between CTI and the FDA regarding the design, endpoints and planned statistical analysis approach of the trial to be used in support of a potential New Drug Application (NDA) submission. The PERSIST-2 clinical trial will evaluate pacritinib as compared to best available therapy, including approved JAK2 inhibitors that are dosed according to the product label for myelofibrosis patients with thrombocytopenia. The trial is expected to initiate in the fourth quarter of 2013.

Continue to Develop CTI’s Other Pipeline Programs

CTI continues to advance the development of other novel, clinical stage product candidates particularly tosedostat and Opaxio™ investigator-sponsored studies.

Enter into Strategic Product Collaborations

CTI continues its business activities related to the potential establishment of a partnership for the commercialization of PIXUVRI in other markets outside the E.U. and the U.S. and a partnership for pacritinib.

Conference Call Information

CTI management will host a conference call to review its third quarter 2013 financial results and provide an update on business activities. The event will be held today at 1:30 p.m. PDT / 4:30 p.m. EDT/ 9:30 p.m. CET. Participants can access the call at 1-866-225-8754 (domestic) or +1 480-629-9819 (international). To access the live audio webcast or the subsequent archived recording, visit CTI’s website, www.celltherapeutics.com. Webcast and telephone replays of the conference call will be available at approximately two hours after completion of the call. Callers can access the replay by dialing 1-800-406-7325 (domestic) or +1 303-590-3030 (international). The access code for the replay is 4647208#. The telephone replay will be available until Wednesday, November 6, 2013.

About Cell Therapeutics, Inc.

Cell Therapeutics (NASDAQ and MTA: CTIC) is a biopharmaceutical company focused on the acquisition, development, and commercialization of less toxic and more effective ways to treat cancer. CTI is headquartered in Seattle, WA. For additional information and to sign up for email alerts and get RSS feeds, please visit www.CellTherapeutics.com.

Non-GAAP Financial Measures

CTI has provided in this press release the historical financial measure of loss from operations, excluding share-based compensation expense, which is a non-GAAP measure, for the nine months ended September 30, 2013, and the financial projection of loss from operations, excluding share-based compensation expense, which is a non-GAAP measure, for the 2013 fiscal year. Due to varying available valuation methodologies, subjective assumptions and the different GAAP accounting treatment of different award types that companies can use under ASC Topic 718, CTI’s management believes that providing a non-GAAP financial measure that excludes share-based compensation can enhance management’s and investors’ comparison of CTI’s operating results over different periods of time as compared to the operating results of other companies.

Our use of a non-GAAP financial measure has limitations and should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Our reported non-GAAP loss from operations results in the exclusion of a recurring expense, since share-based compensation will continue to be a significant recurring expense in CTI’s business. Second, our methodology for calculating non-GAAP loss from operations, which only excludes the component of share-based compensation, may differ from the methodology our peer companies utilize to the extent they report non-GAAP loss from operations or similarly titled measures and accordingly may not necessarily be comparable to similarly titled measures of other companies. Investors are urged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures. A reconciliation of CTI’s non-GAAP financial measures to their most directly comparable GAAP measures has been provided in the financial statement tables included below in this press release.

CTI has not included a reconciliation of our projected non-GAAP loss from operations to a projected GAAP loss from operations because the calculation of the excluded share-based compensation would require information that is presently uncertain, such as the future level of additional equity awards that will be granted to meet CTI’s compensation philosophy and objectives after taking into account the economic climate at the time of grant. In addition, the calculation is largely based on the price of CTI’s stock at the time of the specific grants (as required under ASC Topic 718), which price is variable and therefore unknowable until the grant is made. Because of the contingent nature of such factors, CTI believes that the specific adjustment for future share-based compensation cannot be forecast with accuracy.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results and the trading price of CTI’s securities. Such statements include, but are not limited to, statements regarding CTI’s expectations with respect to the development of CTI and its product and product candidate portfolio, the enrollment for and timing of the PERSIST-2 trial of pacritinib, and CTI’s financial guidance for 2013. Risks that contribute to the uncertain nature of the forward-looking statements include, among others, risks associated with the biopharmaceutical industry in general and with CTI and its product and product candidate portfolio in particular including, among others, risks associated with the following: that CTI cannot predict or guarantee the pace or geography of enrollment of its clinical trials; that CTI cannot predict or guarantee the outcome of preclinical and clinical studies; that CTI may not obtain reimbursement for PIXUVRI in certain markets in the E.U. as planned or at all; that the conditional marketing authorization for PIXUVRI may not be renewed or may be subject to additional conditions; that the PERSIST-2 trial of pacritinib will not occur as planned or at all; that CTI may not obtain favorable determinations by other regulatory, patent and administrative governmental authorities; that CTI may experience delays in the commencement of preclinical and clinical studies; risks related to the costs of developing, producing and selling PIXUVRI, pacritinib, and CTI’s other product candidates; and other risks, including, without limitation, competitive factors, technological developments, that CTI’s operating expenses continue to exceed its net revenues, that CTI may not be able to sustain its current cost controls or further reduce its operating expenses, that CTI may not achieve previously announced goals and objectives as or when projected, that CTI’s average net operating burn rate may increase, that CTI will continue to need to raise capital to fund its operating expenses, but may not be able to raise sufficient amounts to fund its continued operation, as well as other risks listed or described from time to time in CTI’s most recent filings with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K. Except as required by law, CTI does not intend to update any of the statements in this press release upon further developments.

PIXUVRI is a registered trademark of Cell Therapeutics, Inc.

Source: Cell Therapeutics, Inc.

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Contacts:

Monique Greer

+1 206-272-4343

mgreer@ctiseattle.com

Ed Bell

+1 206-282-7100

ebell@ctiseattle.com

In Europe:

CTI Life Sciences Limited, Milan Branch

Laura Villa

+39 02 89659706

lvilla@cti-lifesciences.com

CTI_EUInvestors@CTI-Lifesciences.com

Cell Therapeutics, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except for per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Revenues:
Product sales, net	$362	$—	$1,794	$—

Total revenues	362	—	1,794	—

Operating costs and expenses:
Cost of product sold	13	—	104	—
Research and development	7,245	6,951	23,620	24,080
Selling, general and administrative	8,529	7,763	29,774	29,024
Acquired in-process research and development	—	—	—	29,108
Settlement expense	155	435	155	435

Total operating costs and expenses	15,942	15,149	53,653	82,647

Loss from operations	(15,580)	(15,149)	(51,859)	(82,647)
Other income (expense):
Investment and other income (expense), net	(173)	(270)	(433)	(179)
Interest expense	(316)	(43)	(680)	(51)
Amortization of debt discount and issuance costs	(162)	—	(349)	—
Foreign exchange gain (loss)	547	216	(199)	(96)

Net loss before noncontrolling interest	(15,684)	(15,246)	(53,520)	(82,973)
Noncontrolling interest	140	57	581	200

Net loss attributable to CTI	(15,544)	(15,189)	(52,939)	(82,773)
Deemed dividends on preferred stock	(6,900)	(5,014)	(6,900)	(13,472)

Net loss attributable to CTI common shareholders	$(22,444)	$(20,203)	$(59,839)	$(96,245)

Basic and diluted net loss per common share	$(0.20)	$(0.38)	$(0.55)	$(2.12)

Shares used in calculation of basic and diluted net loss per common share	110,996	52,921	108,489	45,442

Balance Sheet Data (unaudited):			(amounts in thousands)
			September 30,	December 31,
			2013	2012
Cash and cash equivalents			$27,176	$50,436
Working capital			13,217	37,644
Total assets			47,239	73,713
Current portion of long-term debt			1,216	—
Long-term debt, less current portion			7,126	—
Total shareholders’ equity			387	32,944

Non-GAAP Reconciliation

(In thousands)

(unaudited)

Nine Months Ended September 30,
2013
As reported - loss from operations (GAAP)	$(51,859)
As reported - share-based compensation expense (GAAP)	$6,324

As adjusted - loss from operations (Non-GAAP)	$(45,535)